Aston Funds

EXHIBIT TO ITEM 77Q1(e)

Copies of any new or amended Registrant investment advisory contracts

The following documents are included in Registrant's Form
Type 485BPOS, dated October 20, 2010 (Accession No.
0001193125-10-232712), and incorporated by reference herein:

1.	Form of Revised Schedules A and B to the Investment
Advisory Agreement between the Trust and Aston Asset
Management, LP on behalf of Aston/Crosswind Small Cap
Growth Fund.
2.	Form of Sub-Investment Advisory Agreement between
Aston Asset Management, LP and Crosswind Investments,
LLC.

Exhibit 77Q1(e)(2) Amendment No. 1 to the Sub-Investment
Advisory Agreement between Aston Asset Management, LP and
Optimum Investment Advisors, LLC

                   Amendment no. 1
to the SUB-INVESTMENT ADVISORY AGREEMENT between ASTON Asset Management, LP AND Optimum Investment Advisors,
LLC

     AMENDMENT NO. 1 (this "Amendment"), dated as of July
1, 2010, to the Sub-Investment Advisory Agreement, dated
April 15, 2010, between ASTON ASSET MANAGEMENT, LP
(hereinafter referred to as the "Investment Adviser") and OPTIMUM INVESTMENT ADVISORS, LLC (hereinafter referred to as the "Subadviser") with respect to the Aston/Optimum Mid
Cap Fund (the "Sub-Investment Advisory Agreement").  The
Aston/Optimum Mid Cap Fund is referred to herein as the "Fund".


                      WITNESSETH:

      WHEREAS, the Investment Adviser has been retained by Aston Funds, a Delaware statutory trust (the "Trust"), a registered management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") to provide investment advisory services to the Trust with respect to the Fund, a series of the Trust;

      WHEREAS, the parties wish to amend Schedule B regarding the Subadviser's compensation for the services rendered pursuant to the Sub-Investment Advisory Agreement;
and
      WHEREAS, capitalized terms used herein which are not defined herein and which are defined in the Sub-Investment
Advisory Agreement shall have the same meanings as therein defined.
      NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties agree as follows:

      A.	Schedule B of the Sub-Investment Advisory
Agreement is restated in its entirety as follows:
SCHEDULE B

Fund                                        Subadvisory Fee Schedule
Aston/Optimum Mid Cap Fund     Annual rate of 0.300% for the first $100 million
                               Annual rate of 0.250% for the next $300 million
                               Annual rate of 0.200% for the next $600 million
                               Annual rate of 0.300% for the next $500 million
                               Annual rate of 0.375% over $1.5 billion
Aston/Optimum Large Cap Opportunity Fund

                              An amount equal to fifty percent (50%) of the positive difference,if any, of (x) the advisory fee payable to the Investment Adviser with respect to the Allocated Assets of the Fund (before reduction of the fee payable to Subadviser) minus
                              (y) the sum of: (i) any investment advisory fees waived by the Investment Adviser pursuant to an expense limitation and reimbursement agreement with the Fund, (ii) any reimbursement of expenses by the
                              Investment Adviser pursuant to an expense limitation and reimbursement agreement with the Fund, and (iii) any payments made by the Investment Adviser to third parties that provide distribution, shareholder services or similar services on behalf of the Fund. If the foregoing calculation results in a negative amount, such amount shall be payable by the Subadviser within 30 days of receipt of notice from the Investment Adviser, which notice shall include the basis for the calculation.

      B.	If any provision of this Amendment shall be held
or made invalid by a court decision, statute, rule or otherwise, the remainder of the Sub-Investment Advisory
Agreement shall not be affected thereby. Except to the extent governed by federal law including the 1940 Act, this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

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      IN WITNESS WHEREOF, the parties hereto have caused
this Amendment to be signed by their duly authorized officers as of the day and year first above written.

ATTEST:                              ASTON ASSET MANAGEMENT, LP


/S/ Christine R Dragon           By: /S/ Kenneth Anderson
                                 Name:  Kenneth Anderson
                                 Title:    President

ATTEST:                              OPTIMUM INVESTMENT ADVISORS, LLC

/S/                              By: /S/ H. Steel Bokhof, Jr.
                                 Name:  H. Steel Bokhof, Jr.
                                 Title:    Vice Chairman